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                                                                  Exhibit 99.1

FOR IMMEDIATE RELEASE
MARCH 3, 2003


            LIBERTY MEDIA CORPORATION TRIGGERS QVC, INC. EXIT PROCESS

ENGLEWOOD, Colorado - Liberty Media Corporation (NYSE: L, LMC.B) announced today that it has notified Comcast Corporation of its election to trigger an exit process under the stockholders agreement governing their interests in QVC, Inc.

Under the QVC stockholders agreement, Liberty Media and Comcast are required to attempt to reach agreement on the fair market value of QVC within 30 days after Liberty Media's notice to Comcast. If they cannot agree on that value, it will be fixed pursuant to an appraisal process prescribed by the stockholders agreement. Once the fair market value of QVC has been established, Comcast will have 30 days to elect to purchase Liberty Media's ownership interest in QVC (approximately 42%) at a purchase price based on that fair market value. If Comcast does not elect to purchase Liberty Media's interest, Liberty Media then will have 30 days to elect to purchase Comcast's interest in QVC. If Liberty Media does not elect to purchase Comcast's interest, then the parties are required to use their best efforts to sell 100% of QVC. In that case, each of Comcast and Liberty Media would be free to make an offer to purchase QVC. The purchase price payable by Comcast or Liberty Media for the other's QVC interest may be paid in cash, a promissory note with a maturity not to exceed three years, publicly traded equity securities, or a combination of the foregoing forms of consideration. The form or forms of consideration are determined at the buyer's election, but are subject to the seller's right to elect to be paid in equity securities of the buyer which may be limited by the buyer's option to not issue more than 4.9% of the outstanding common stock or voting power of the buyer. The parties are required to use reasonable efforts to cause the transaction to be completed as a tax-free transaction or, if that is not available, by the most tax efficient method available, subject to any applicable limitations on the form of consideration.

Liberty Media Corporation (NYSE: L, LMC.B) owns interests in a broad range of video programming, broadband distribution, interactive technology services and communications businesses. Liberty Media and its affiliated companies operate in the United States, Europe, South America and Asia with some of the world's most recognized and respected brands, including Encore, STARZ!, Discovery, QVC and Court TV.

Contact:

Mike Erickson
Liberty Media Corporation
(877) 772-1518